Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:        Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES FOURTH QUARTER AND YEAR END 2013 RESULTS

HOUSTON, February 19, 2014 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the fourth quarter and year ended December 31, 2013.

Total revenue for the fourth quarter of 2013 was $59.6 million, consisting of acquisition underwriting revenue of $24.4 million, resale licensing revenue of $34.0 million and Solutions and other revenue of $1.2 million. This compares to total revenue of $70.3 million for the fourth quarter of 2012, consisting of acquisition underwriting revenue of $28.7 million, resale licensing revenue of $40.6 million and Solutions and other revenue of $1.1 million. Included in resale licensing revenue were cash resales of $31.9 million in the fourth quarter of 2013 compared to $58.4 million in the fourth quarter of 2012.

Total revenue for the year ended December 31, 2013 was $202.9 million compared to $240.5 million for 2012. Acquisition underwriting revenue was $87.3 million in 2013, reflecting 69% underwriting on new data acquisition projects, compared to $107.3 million in 2012, reflecting 61% underwriting on new data acquisition projects. The majority of our new data acquisition activity in 2013 occurred in the Eagle Ford/Woodbine, Utica/Marcellus, Granite Wash (Panhandle Plays) and Permian (West Texas Plays) in the United States along with activity in the Cardium and Montney in Canada. Resale licensing revenue was $110.8 million for 2013 compared to $127.5 million for 2012. Cash resales in 2013 were $95.5 million compared to $136.2 million last year. Solutions and other revenue was $4.8 million for 2013 compared to $5.7 million in 2012.

“Although the fourth quarter was our strongest quarter in 2013 with cash resales totaling $31.9 million, this level of cash resales was below our expectations,” commented Rob Monson, president and chief executive officer. “We believe that, overall in 2013, the North American land seismic market was soft, with E&P companies delaying their investments. Additionally, we believe E&P companies were focused on cash flow generation, directing much of their capital spending towards production drilling.

“We continue to add good, quality data to our library to allow for future growth. In 2013, we added 2,700 square miles to our data library, bringing our total 3D onshore data library to 40,000 square miles. About 20,000 square miles are located in the key unconventional plays in North America, with the majority focused in oil and liquids rich areas,” stated Mr. Monson.

For the fourth quarter of 2013, our net income was $105.3 million compared to the 2012 fourth quarter net income of $19.9 million. For the year ended December 31, 2013, our net income was $113.7 million compared to $37.1 in 2012. In the fourth quarter of 2013, we recorded a full release of our valuation allowance provided against our U.S. net deferred tax assets of $100.5 million, which resulted in an increase in net income reported for the quarter and year. Net income in the fourth quarter and full year 2013 was also impacted by lower revenue, partially offset by lower amortization of seismic data, lower selling, general and administrative (“SG&A”) expenses and lower interest expense as compared to the 2012 periods. Additionally, 2013 included a $1.5 million non-cash charge related to the early extinguishment of our senior notes due 2014.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $26.8 million in the fourth quarter of 2013 compared to $51.6 million for the fourth quarter of 2012. Cash EBITDA was $75.1 million for the year ended December 31, 2013 compared to $115.3 million in 2012.

SG&A expenses were $6.4 million in the fourth quarter of 2013 compared to $8.4 million in the fourth quarter of last year and were $26.0 million for the year ended December 31, 2013 compared to $29.1 million in 2012. The reduction in SG&A expenses between periods was primarily attributable to a decrease in annual cash incentive compensation expense and lower commissions resulting from our lower level of activity in 2013.

Gross capital expenditures for the year ended December 31, 2013 were $137.5 million, of which $126.9 million related to new data acquisition. Excluding acquisition underwriting revenue and non-cash additions, our net cash capital expenditures totaled $46.2 million for 2013.

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Currently, we have set our net cash capital expenditure budget for 2014 at $35.0 million. With the investments made in our data library in recent years, we believe this level of investment will still allow for growth in cash resales in 2014 and beyond. Our current backlog of net cash capital expenditures related to acquisition programs is $14.5 million, of which we expect the majority to be incurred in 2014.

CONFERENCE CALL
Seitel will hold its quarterly conference call to discuss fourth quarter results for 2013 on Thursday, February 20, 2014 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 36703647. A replay of the call will be available until February 27, 2014 by dialing 800-585-8367, Conference ID 36703647 and will be available at 12:30 p.m. Central Time following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel's data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is the largest available for licensing in North America and includes leading positions in oil and liquids-rich unconventional plays. Seitel has ownership in approximately 40,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent our present belief and are based on our current expectations and assumptions with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated funds and our current credit facility are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the exploration budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

This press release also includes certain non-GAAP financial measures as defined under SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is net income; and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2013	2012
	(unaudited)
ASSETS
Cash and cash equivalents	$31,353	$61,891
Receivables, net	45,119	64,212
Net seismic data library	195,778	180,117
Net property and equipment	4,611	4,818
Prepaid expenses, deferred charges and other	9,844	10,774
Intangible assets, net	14,762	20,828
Goodwill	201,535	208,020
Deferred income taxes	92,511	84
TOTAL ASSETS	$595,513	$550,744

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
Accounts payable	$23,189	$37,521
Accrued liabilities	12,586	19,569
Employee compensation payable	2,002	5,693
Income taxes payable	787	4,134
Debt:
Senior Notes	250,000	275,000
Notes payable	—	29
Obligations under capital leases	2,676	3,113
Deferred revenue	41,739	52,857
Deferred income taxes	7,578	2,470
TOTAL LIABILITIES	340,557	400,386

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding at December 31, 2013 and 2012	—	—
Additional paid-in capital	399,641	398,772
Retained deficit	(158,454)	(272,135)
Accumulated other comprehensive income	13,769	23,721
TOTAL STOCKHOLDER'S EQUITY	254,956	150,358
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$595,513	$550,744

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

REVENUE	$59,569	$70,327	$202,874	$240,458

EXPENSES:
Depreciation and amortization	32,346	32,830	121,598	139,754
Cost of sales	185	112	475	464
Selling, general and administrative	6,418	8,446	25,971	29,088
	38,949	41,388	148,044	169,306

INCOME FROM OPERATIONS	20,620	28,939	54,830	71,152

Interest expense, net	(6,196)	(7,273)	(27,851)	(29,011)
Foreign currency exchange gains (losses)	(1,118)	(355)	(2,222)	681
Loss on early extinguishment of debt	—	—	(1,504)	—
Gain on sale of marketable securities	—	—	—	230
Other income	471	70	488	780

Income before income taxes	13,777	21,381	23,741	43,832
Provision (benefit) for income taxes	(91,561)	1,436	(89,940)	6,782

NET INCOME	$105,338	$19,945	$113,681	$37,050

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is important in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. The following table summarizes the components of Seitel's revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Total acquisition underwriting revenue	$24,386	$28,688	$87,312	$107,254

Resale licensing revenue:
Cash resales	31,863	58,424	95,465	136,234
Non-monetary exchanges	145	261	1,656	1,554
Revenue recognition adjustments	1,996	(18,116)	13,676	(10,257)
Total resale licensing revenue	34,004	40,569	110,797	127,531

Total seismic revenue	58,390	69,257	198,109	234,785

Solutions and other	1,179	1,070	4,765	5,673
Total revenue	$59,569	$70,327	$202,874	$240,458

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, plus gains on sales of marketable securities and cash distributions from investments obtained as part of licensing our seismic data, less cost of goods sold and cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as severance and legal, financial and other expenses related to corporate and strategic transactions). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net income (in thousands):

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash EBITDA	$26,780	$51,591	$75,064	$115,347
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition underwriting revenue	24,386	28,688	87,312	107,254
Non-monetary exchanges	145	261	1,656	1,554
Revenue recognition adjustments	1,996	(18,116)	13,676	(10,257)
Solutions non-cash revenue	—	—	—	20
Add (subtract) other items included in net income:
Depreciation and amortization	(32,346)	(32,830)	(121,598)	(139,754)
Non-cash operating expenses	(186)	(421)	(869)	(1,154)
Non-recurring corporate expenses	(155)	(234)	(411)	(1,228)
Interest expense, net	(6,196)	(7,273)	(27,851)	(29,011)
Foreign currency gains (losses)	(1,118)	(355)	(2,222)	681
Loss on early extinguishment of debt	—	—	(1,504)	—
Other income	471	70	488	380
Benefit (provision) for income taxes	91,561	(1,436)	89,940	(6,782)
Net income	$105,338	$19,945	$113,681	$37,050

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for 2013 and our estimate for 2014 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

	Year Ended Dec. 31, 2013	Estimate for Year Ending Dec. 31, 2014
New data acquisition	$126,918	$109,900
Cash purchases and data processing	4,743	1,900
Non-monetary exchanges	4,085	4,700
Property and equipment and other	1,737	1,700
Total capital expenditures	137,483	118,200
Less:
Non-monetary exchanges	(4,085)	(4,700)
Cash underwriting	(87,225)	(78,500)
Net cash capital expenditures	$46,173	$35,000

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